SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G
(Rule 13d-102)

Amendment No. 1

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

FLAMEL TECHNOLOGIES, S.A. (Name of Issuer)

Ordinary Shares (Title of Class of Securities)

338488109 (CUSIP Number)

January 24, 2008 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b) ☒ Rule 13d-1(c) ☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 338488109	13G	Page 2 of 10 Pages

1	NAME OF REPORTING PERSON: Biotechnology Value Fund, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		539,682
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		539,682

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	539,682

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	2.2%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 338488109	13G	Page 3 of 10 Pages

1	NAME OF REPORTING PERSON: Biotechnology Value Fund II, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
		(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		405,370
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		405,370

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	405,370

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	1.7%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 338488109	13G	Page 4 of 10 Pages

1	NAME OF REPORTING PERSON: BVF Investments, L.L.C. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
		(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
	Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		1,334,400
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		1,334,400

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,334,400

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.6%

12	TYPE OF REPORTING PERSON*
OO

CUSIP No. 338488109	13G	Page 5 of 10 Pages

1	NAME OF REPORTING PERSON: Investment 10, L.L.C. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		155,720
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		155,720

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	155,720

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.7%

12	TYPE OF REPORTING PERSON*
	OO

CUSIP No. 338488109	13G	Page 6 of 10 Pages

1	NAME OF REPORTING PERSON: BVF Partners L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		2,435,172
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		2,435,172

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,435,172

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	10.1%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 338488109	13G	Page 7 of 10 Pages

1	NAME OF REPORTING PERSON: BVF Inc. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
		(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		2,435,172
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		2,435,172

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	2,435,172

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	10.1%

12	TYPE OF REPORTING PERSON*
	IA, CO

CUSIP No. 338488109	13G	Page 8 of 10 Pages

ITEM 1(a).      NAME OF ISSUER:

                         Flamel Technologies, S.A. (“Flamel”)

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

33 Avenue Du Docteur Georges

69693 Venissieux Cedex

France

ITEM 2(a).      NAME OF PERSON FILING:

                         This Amendment No. 1 to Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons"):

(i)	Biotechnology Value Fund, L.P. ("BVF")
(ii)	Biotechnology Value Fund II, L.P. ("BVF2")
(iii)	BVF Investments, L.L.C. ("Investments")
(iv)	Investment 10, L.L.C. ("ILL10")
(v)	BVF Partners L.P. ("Partners")
(vi)	BVF Inc. ("BVF Inc.")

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                         The principal business office of the Reporting Persons comprising the group filing this Amendment No. 1 to Schedule 13G is located at 900 North Michigan Avenue, Suite 1100, Chicago, Illinois, 60611.

ITEM 2(c).      CITIZENSHIP:

BVF:	a Delaware limited partnership
BVF2:	a Delaware limited partnership
Investments:	a Delaware limited liability company
ILL10:	an Illinois limited liability company
Partners:	a Delaware limited partnership
BVF Inc.:	a Delaware corporation

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

                         This Amendment No. 1 to Schedule 13G is being filed with respect to the ordinary shares ("Ordinary Shares"), of Flamel.  The Reporting Persons' percentage ownership of Ordinary Shares is based on 24,041,590 Ordinary Shares being outstanding.

    As of  January 28, 2008, BVF beneficially owned 539,682 Ordinary Shares, BVF2 beneficially owned 405,370 Ordinary Shares, Investments beneficially owned 1,334,400 Ordinary Shares and ILL10 beneficially owned 155,720 Ordinary Shares.  Beneficial ownership by Partners and BVF Inc. includes 2,435,172 Ordinary Shares.

ITEM 2(e).      CUSIP Number:

                       338488109

CUSIP No. 338488109	13G	Page 9 of 10 Pages

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS:    One of the following

                        Not applicable as this Amendment No. 1 to Schedule 13G is filed pursuant to Rule 13d-1(c).

ITEM 4.        OWNERSHIP:

                        The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 7) on this Amendment No. 1 to Schedule 13G is hereby incorporated by reference.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                        If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                        Pursuant to the operating agreement of Investments, Partners is authorized, among other things, to invest the funds of Ziff Asset Management, L.P., the majority member of Investments, in shares of the Common Stock beneficially owned by Investments and to vote and exercise dispositive power over those shares of the Common Stock. Partners and BVF Inc. share voting and dispositive power over shares of the Common Stock beneficially owned by BVF, BVF2, Investments and those owned by ILL10, on whose behalf Partners acts as an investment manager and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of the Common Stock owned by such parties.

ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                        Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                        Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

                        Not applicable.

CUSIP No. 338488109	13G	Page 10 of 10 Pages

ITEM 10.        CERTIFICATION

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	January 29, 2008

BIOTECHNOLOGY VALUE FUND, L.P.
By:	BVF Partners L.P., its general partner
	By:	BVF Inc., its general partner
		By:	/s/ Mark N. Lampert
Mark N. Lampert President
BIOTECHNOLOGY VALUE FUND II, L.P.
By:	BVF Partners L.P., its general partner
	By:	BVF Inc., its general partner
		By:	/s/ Mark N. Lampert
Mark N. Lampert President
BVF INVESTMENTS, L.L.C.
By:	BVF Partners L.P., its manager
	By:	BVF Inc., its general partner
		By:	/s/ Mark N. Lampert
Mark N. Lampert President

INVESTMENT 10, L.L.C.
By:	BVF Partners L.P., its attorney-in-fact
	By:	BVF Inc., its general partner
		By:	/s/ Mark N. Lampert
Mark N. Lampert President
BVF PARTNERS L.P.
By:	BVF Inc., its general partner
		By:	/s/ Mark N. Lampert
Mark N. Lampert President
BVF INC.
		By:	/s/ Mark N. Lampert
Mark N. Lampert President